Exhibit 10.02

EMPLOYMENT AGREEMENT

           THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this ___ day of _____________ 2014, by and between Payprotec Oregon, LLC d/b/a Securus Payments, a limited liability company organized under the laws of the State of Oregon with an address located at 7724 SE Aspen Summit Drive, Suite 300, Portland, OR 97266 (the “Company”), and ___________________(the “Executive”) (Each of Company and Executive shall sometimes be referred to herein as a “Party and collectively as “the Parties”).

RECITALS:

WHEREAS, Company desires to secure the services of Executive and to hire him to perform certain duties specified herein, and Executive wishes to be hired by Company upon the terms and conditions as hereinafter set forth,

NOW, THEREFORE, in accordance with the premises and consideration as herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties to this agreement mutually agree to be bound as follows:

1.           Employment. From and after the Commencement Date (as hereinafter defined), Company hereby employs Executive and Executive hereby accepts employment as a full time executive of Company for performance of the duties and responsibilities set forth in Section 2 below and as further expanded on Schedule A annexed hereto.  As of the Commencement Date, apart from the business activities of the Company, the Executive shall not be engaged in any other business activities whatsoever which requires his active (non-passive) involvement.  Notwithstanding the prior sentence, Executive may be involved in reasonable philanthropic activities in his spare time.

2.           Duties.  Executive shall serve as Executive of Operations of Company with such duties, responsibilities and authority as  are customarily performed by an Executive of Sales and Operations for  a company that is in the business of providing various merchant products and services including credit and debit card processing, ATM, gift, loyalty, prepaid card, ACH, check services, factoring the purchase of merchant credit card receivables and receipts and other products and/or services (“cash advance”), equipment leasing and sales; as well as those specific duties described in Schedule A. Further Executive shall perform all other duties, as may be, from time to time, agreed upon by him and the Company’s Chief Executive Officer (the “CEO”) or by vote of the Company’s Board of Managers (the “Board”). Executive shall loyally perform his duties, and report directly to the CEO. As a material inducement to Company entering into this Agreement, Executive agrees that during the term of this Agreement, Executive shall devote his full time, attention and efforts to the performance of his duties in a competent and efficient fashion, and shall not engage in activities outside the scope of his employment during customary working hours, unless authorized by the CEO or the Board.

3.           Term of Employment. The term of Executive’s employment shall commence on the date hereof (“Commencement Date”) and shall continue for a period of three years (“Initial Term”) unless sooner terminated as provided elsewhere herein. The period of employment shall automatically be extended for additional terms of one year (each a “Renewal Term”) unless either party gives written notice of non-renewal to the other party no later than sixty days before the expiration of either the Initial Term or the then current Renewal Term (“Non-Renewal Notice”). For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4.           Compensation of Executive.

  (a)           During the Initial Term, Company shall pay Executive as compensation for his services hereunder, a base salary equal to $83,000 per month in accordance with the Company’s usual bi-weekly payroll practices less such deductions as shall be required to be withheld by applicable law and regulations including but not limited to all applicable taxes, including state income tax, FICA, FUTA security, and other customary deductions or any voluntary deductions requested by Executive, such as contributions to 401K plans (the “Base Salary”) Following the Initial Term, , the CEO and the Board shall review the Base Salary paid to Executive on an annual basis and shall modify Executive’s Base Salary, if it deems warranted, at such times and in such amounts as it determines in its reasonable discretion.  Upon notice of modification, Executive may reject such terms, and otherwise terminate this Agreement pursuant to the terms set forth herein.

  (b)           Reserved.

  (c)           In addition to the Base Salary set forth in Section 4(a) above, during the Term,  the Company shall contribute $500 per month toward a life insurance policy covering the Executive, with the Executive's designees as the beneficiaries of such life insurance policy.

  (d)           In addition to the Base Salary set forth in Section 4(a) above, Executive shall be entitled to receive $99 for each new approved and activated merchant ID number ("MID") sourced and generated by the Company (as opposed to being generated through the acquisition of an ISO) above the four hundredth (400th) new MID generated during any calendar month. With respect to new MIDS generated by the acquisition of another ISO, the Executive shall only be entitled to receive a bonus of $99 for each new approved and activated MID during any calendar month above the average number of new MID's generated by such ISO during the three (3) calendar months preceding the acquisition of such ISO.  All bonuses shall be calculated on a quarterly basis and paid within thirty (30) days from the end of such calendar quarter. All bonus payments shall be subject to all deductions as shall be required to be withheld by applicable law and regulations including but not limited to all applicable taxes, including state income tax, FICA, FUTA security, and other customary deductions or any voluntary deductions requested by Executive, such as contributions to 401K plans..

  (e)           Executive shall be provided with a Company expense credit and debit card for all reasonable pre approved travel, and other expenses that are incurred by Executive while employed in the performance of his duties and responsibilities under this Agreement.  Executive shall provide an accounting for expenses on monthly basis, or as requested, and shall provide a budget for each month’s anticipated expenses no later than the 25th day of the prior month..

  (f)            Executive shall be entitled to participate in such pension, retirement (401(k)), profit sharing, group insurance, hospitalization, and group health and benefit plans, dental plans and all other benefits and plans as Company provides to its senior executives (the “Benefit Plans”).

  (g)           Executive shall be eligible for such grants of stock options (“Options”) or awards of restricted stock (“Restricted Stock”) under Company’s equity compensation plans as the Board shall determine, in the Board’s sole and absolute discretion.

5.           Termination.

  (a)           This Agreement and Executive’s employment hereunder shall terminate upon the happening of any of the following events:

  (i)       upon Executive’s death or upon Executive’s “Total Disability” (as defined in Section 5(b) below);
  (ii)      upon the expiration of the Term of this Agreement, if either Party has provided a timely Non-Renewal Notice in accordance with Section 3, above;
  (iii)     at Executive’s option, upon thirty (30) days prior written notice to Company;
  (iv)     at Company’s option, in the event of an act by Executive constituting “Cause” (as defined in Section 5(c) below); and
  (v)      at Company’s option, without cause (as defined in Section 5(d) below).

  (b)           For purposes of this Agreement, Executive shall be deemed to be suffering from a “Total Disability” if Executive is unable to perform his regular and customary duties for Company for a period of 90 days out of any 360-day period and if before Executive has become “Rehabilitated” (as herein defined) the Board, exclusive of Executive, vote to determine that Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as Executive is willing, able and commences to devote his time and energies to the affairs of Company to the extent and in the manner that he did so prior to his Disability.

  (c)           For purposes of this Agreement, the term “Cause” shall mean (i) the willful and continued failure of Executive to substantially perform his duties and responsibilities for Company (other than such failure resulting from Executive’s death or Total Disability) after a written demand by the CEO or the Board for substantial performance is delivered to Executive by Company, which specifically identifies the manner in which the CEO or the Board believes that Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by Executive within thirty (30) days of his receipt of such written demand, (ii) theft or embezzlement against the Company or the conviction of, or plea of guilty or no contest to a serious aggravated felony, (iii) violation of sections nine (9) or ten (10) of this Agreement, (iv) fraud or gross misconduct that is materially and demonstratively injurious to Company, and (v) the repeated and demonstrated failure of Executive to substantially carry out the reasonable instructions of the CEO or the Board which conduct is not cured within thirty (30) days after written notice by Company to Executive.

  (d)           For purposes of this Agreement the term “without Cause” shall mean to include (i)  if any Association, NACHA, or any federal, state, or other form or manner of regulatory agency having jurisdiction over the business of Company gets a court order or judgment that requires the specific performance that the Company discontinue offering merchant services through Company; or (ii) any regulatory agency enacts laws or other ordinances that significantly affect Company’s ability to continue to conduct business in a profitable manner, as determined in the reasonable discretion of Board; or (iii) Company becomes insolvent, or cannot pay its creditors.  As used herein, “Product Service Providers” means any provider contracted with Company to provide product(s) or service(s) that are offered by Company in the day to day operations of Company’s business.

6.           Effects of Termination.

  (a)           Upon termination of Executive’s employment under Section 5(a)(i) and 5(a)(ii) above, the Company shall pay Executive (i) any earned and unpaid Base Salary and vacation pay; (ii) any reimbursement due under Section 4(d) above; (iii) any payment on a prorated basis of any payments earned at the time of termination under Sections 4(b) and (c) above; and (iv) the equivalent of four months of then-current Base Salary and the average bonuses for the preceding six months to be paid from the date of termination until paid in full in accordance with Company’s usual payroll practices, including the withholding of all applicable taxes. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.  Further, with respect to termination under section 5(a)(i) Company may credit against such payments any proceeds paid to Executive with respect to any disability or life insurance policy maintained for Executive's benefit.

  (b)           Upon termination of Executive’s employment under Section 5(a)(iii) and 5(a)(iv) above, the Company shall have no further obligations to Executive with respect to compensation and benefits except for the following: (i) any earned and unpaid Base Salary and vacation pay; (ii) any reimbursements due under Section 4(d) above; and (iii) payment on a prorated basis of any payments earned at the time of termination under Sections 4(b) and (c) above. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

  (c)           Upon termination of Executive’s employment by Company without Cause, Company shall provide to Executive the following: (i) any earned and unpaid Base Salary and vacation pay; (ii) any payments due under Section 4(d) above; (iii) payment on a prorated basis of any payments earned at the time of termination under Sections 4(b) and (c) above; (iv) severance equal to four (4) months’ Base Salary at the then current rate and an average of bonuses calculated by the average of the preceding six months, to be paid from the date of termination until paid in full in accordance with Company’s usual payroll practices, including the withholding of all applicable taxes; and (v) the continued coverage for a period of six months following Executive’s termination, at Company’s expense, under all health, medical, dental and vision insurance plans in which Executive was a participant immediately before his termination, provided however, if the termination is under Section 5(d)(iii), above, such benefits shall only continue through the date of dissolution of Company or the date upon which a receiver or Court of competent jurisdiction determines that benefits shall continue. Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

  (d)           Any payments required to be made hereunder by Company to Executive shall continue to Executive’s beneficiaries in the event of his death until paid in full.

7.           Accelerated Vesting Upon Termination.

  (a)           If Executive’s employment is terminated by Company without Cause under 5 (a)(vi) above, or under Sections 5 (a)(i), (ii), (iii) above, then Executive shall have sixty days after any such event to exercise all vested Options.

  (b)          For the avoidance of doubt, the term “Restricted Stock” as used in this Agreement shall not include any shares of common stock beneficially owned by Executive that were not issued under an equity compensation plan or which are no longer subject to forfeiture under any Restricted Stock agreement with Company.

8.           Vacations. During the Initial Term, Executive shall be entitled to vacation/personal /family leave/paternity benefit (“Paid Vacation Time”) totaling five (5) weeks Paid Vacation Time per year during the employment term. Executive shall give no less than two week’s notice to Company before Executive plans to take any Paid Vacation Time. Any vacation not taken in any particular year shall not accrue or carryover to the following year(s). Vacation benefits during any Renewal Term shall be agreed upon by executive and Company at the beginning of each Renewal Term.

9.           Confidential Information.

Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding Company, its subsidiaries and affiliates and their respective businesses (“Confidential Information”), including but not limited to, its products, formulae, patents, sources of supply, customer dealings, customer lists, merchant lists, merchant accounts, merchant contacts, merchant records, documentation and the information contained thereto, data, know-how and business plans, intellectual property research and development, inventions, discoveries, developments, improvements, methods and processes, know-how, drawings, blueprints, specifications, product briefs, algorithms, computer programs and software, compositions, works, concepts, designs, ideas, prototypes, models, samples, screens, molds, casts, patents, copyrights, trademarks, trade names, trade secrets, formulae, writings, notes, code, business information and plans, consumer information, business plans, financial information, products, services, manufacturing processes and methods, costs, sources of supply, advertising and marketing plans, customer lists, sales, profits, pricing methods, personnel, business relationships, ideas, concepts and expressions which are proprietary to and/or embody the substantial creative efforts of Company; provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of Executive.  In addition, Executive acknowledges and agrees that some of the Confidential Information of Company as well as the business conducted by Executive may be considered “material non-public information” for purposes of the federal securities laws (“Insider Information”).

  (a)          Executive acknowledges that Confidential Information is of great value to Company, is the sole property of Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by Company herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as Confidential Information by Company, including any Insider Information. The provisions of this Section 9 shall survive the termination of Executive’s employment hereunder, except as detailed in the provision above. All references to Company in Section 9 and Section 10 hereof shall include any subsidiary or parent of Company.

  (b)          Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to Company.

  (c)           In the event that Executive’s employment with Company terminates for any reason, Executive shall deliver forthwith to Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information.

10.         Covenant Not to Compete or Solicit.

  (a)          Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of Company that Executive agree, and accordingly, Executive does hereby agree, that he shall not, directly or indirectly, do any of the following, at any time during the Initial Term and any Renewal term and for a period of at least six  (6) months thereafter (“the Restricted Period”):

  (i)       except as provided in Section (c) below, engage in any line of business in which Company was engaged or had a formal plan to enter into business during the period of Executive’s employment with Company, either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, representative, creditor, independent contractor, or co-venturer of any third party; or

  (ii)      solicit to employ or engage (for or on behalf of himself or any third party) any officer, director, partner, consultant, associate, employee, owner, agent, representative, creditor, independent contractor, vendor, supplier or co-venturer of Company, or any potential consultant, associate, creditor, independent contractor, vendor, supplier or co-venturer that were targeted or identified as such by Executive or Company (or by Company’s parent, if any) during the Term.

  (b)           Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Restricted Period, solicit any clients or customers (including merchants) of Company (or any potential clients or customer that have been targeted or identified as such by Executive or Company or by Company’s parent, if any during the Term) with respect to any products or services competitive with products or services then being sold, licensed, marketed, offered or distributed by Company (or any products or services that Company has plans to sell, license, market, offer or distribute during the Initial Term or any renewal period), or by Company’s parent, if any.

  (c)           If any of the restrictions contained in this Section 10 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

  (d)          This Section 10 shall not be construed to prevent Executive from owning, directly or indirectly, in the aggregate, an amount not exceeding three percent (3%) of the issued and outstanding voting securities of any class of any Company whose voting capital stock is traded or listed on a national securities exchange or in the over-the-counter market.

11.         No Ownership in Merchant Accounts and Contracts by Executive. Other than set forth herein or the related contracts integrated into this document set forth below, Executive hereby agrees, acknowledges, and consents that he shall not assert any right, ownership, title or interest, in or to, any of the client or customer accounts, contracts, revenue streams or business opportunities or relationships that Executive acquires or procures on behalf of Company. In the event that Executive is terminated by Company with or without cause during the Employment Term, all client or customer accounts, contracts, revenue streams or business opportunities or relationships will belong to and continue to remain with and as the property of Company. Executive hereby acknowledges and agrees that all client, customer and merchant accounts, contracts, customer records, documentation, and the information contained therein, and all records, documentation and information regarding potential clients, customers or merchants (including any acquired or procured by Executive himself or under his direction or supervision), are the property of and are and will continue to be owned by Company.

12.         Purchase of Executive’s Merchant Accounts/Contracts/Revenue or Residual Streams.

It is anticipated that during the term of this Agreement, Company may purchase Executive’s right, title, ownership of or interest in client, customer or merchant accounts (and/or the residuals or revenues to be generated from those client, customer or merchant accounts) (“Purchased Accounts”) for which Executive shall be separately paid or compensated as part of the transaction in which Executive’s right, title, ownership of or interest in the Purchased Accounts is purchased or otherwise acquired by Company.  Executive agrees and acknowledges that in the event that Company purchases or otherwise acquires any Purchased Accounts, those Purchased Accounts shall be excluded from the category of merchants, clients or customers for which Executive receives Compensation from Company, Executive shall not be entitled to receive any further compensation or Commissions relating in any way to any such Purchased Accounts, nor shall the Purchased Accounts or any income generated from them be used in the calculation of the Minimum Requirements that Executive is required to produce under this Agreement.

13.         Miscellaneous.

  (a)           Intentionally Omitted.

  (b)          Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, Executive agrees that any breach by him of Sections 9 or 10 of this Agreement shall entitle Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to hereinabove by Executive shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which Company seeks enforcement thereof, such restriction shall automatically be deemed modified and limited to the maximum extent permitted by such law. The remedy of injunctive relief herein set forth shall be in lieu of, any other rights or remedies that Company may have at law or in equity.

  (c)          Neither Executive nor Company may assign or delegate any of their rights or duties under this Agreement without the express prior written consent of the other; provided however that Company shall have the right to delegate its obligation of payment of all sums due to Executive hereunder, provided that such delegation shall not relieve Company of any of its obligations hereunder.

  (d)         This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

  (e)          This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

  (f)           The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

  (g)          All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service such as FedEx or DHL to the Party at the address set forth above or to such other address as either Party may hereafter give written notice of in accordance with the provisions hereof. Notices shall be deemed given on the earlier of the date actually received or the third business day after sending.

  (h)          Executive represents and warrants to the Company, that he has the full  power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

  (i)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York County of New York.

  (j)           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. A facsimile or email of a signature shall be deemed an original of the same.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

COMPANY:

PAYPROTEC OREGON , LLC

By:
Name:
Title:

EXECUTIVE:

Schedule A

As Managing Director, Executive will be involved in many different facets of Company’s business, as directed and deployed by the Company’s CEO and/or Board or those of the Company or parent, if any.

Executive’s primary focus will be to maintain and grow the Company by directing, supervising and running the Company’s marketing and sales operations.  Those operations shall include (i) introducing new ancillary products and new marketing techniques for all ancillaries and core merchant processing products and services. (ii) identifying  and acquiring  traditional and high risk merchant agreements (and merchant portfolios) for Company, (iii) recruiting and negotiating terms of agreements with ISOs and other organizations and sales agents to market Company’s Merchant Programs, (iv) recruiting, training, motivating, supervising and supporting in-house sales and marketing operations, (v) establishing, facilitating and maintaining relationships between Company and SuperISOs, processors and financial institutions, and (vi) assisting Company’s parent and affiliates, and thier executives, managers and/or employees, in maintaining and nurturing ISO relationships and incenting ISOs to sign new business and in expanding the business lines of the Company and its parent and affiliate companies and businesses, if any.